CINGULAR WIRELESS                                                     Exhibit 12
EXHIBITS

                              Cingular Wirless LLC
          Computation of Ratio of Earnings to Fixed Charges (Unaudited)
                              (Dollars in Millions)

                                                                          Year Ended
                                            Period from                  December 31,
                                          April 24, 2000 -       ---------------------------
                                         December 31, 2000          2001             2002
                                         -----------------       ----------       ----------
FIXED CHARGES
Interest expense                              $    231           $      822       $      911
Interest capitalized during
     the period                                      2                   16               27
Amortization of debt issuance
     expenses                                       --                   --               --
Portion of rental expense
     representative of interest                     27                  135              152
                                              --------           ----------       ----------

        Total Fixed Charges                        260                  973            1,090

EARNINGS
Income (loss) from continuing
     operations before income taxes                128                1,700            1,251
Add (deduct) the following:
     Amortization of capitalized
        interest                                    --                   --               --
                                              --------           ----------       ----------

        Subtotal                                   128                1,700            1,251

Fixed charges per above                            260                  973            1,090
Less interest capitalized during
     the period                                     (2)                 (16)             (27)
                                              --------           ----------       ----------

Total earnings                                $    386           $    2,657       $    2,314
                                              ========           ==========       ==========

Ratio of earnings to fixed charges                1.49                 2.73             2.12
                                              ========           ==========       ==========